Exhibit 99.1

THE BANCORP BANK ANNOUNCES TRANSFER OF SAFE HARBOR IRA ACCOUNTS PORTFOLIO TO MILLENNIUM TRUST COMPANY

WILMINGTON, Del., July 10, 2018 – The Bancorp, Inc. (NASDAQ: TBBK) announces that its wholly owned subsidiary, The Bancorp Bank, has entered into an agreement to transfer all of its rights and obligations as custodian and trustee of its Safe Harbor IRA account portfolio to Millennium Trust Company, a leading provider of retirement and custody services.

The transaction, which includes approximately 160,000 individual retirement accounts totaling more than $400 million in deposits with respect to which Millenium Trust will become the successor custodian, allows both companies to focus on growth within their respective areas of expertise.  The transaction price is $65 million.

“We are pleased with this transaction which allows The Bancorp to focus on our core business growth and development,” said Damian Kozlowski, Chief Executive Officer of The Bancorp, Inc. and President of The Bancorp Bank, “and achieve our core capital targets well within the multi-year timeframe.”

Millennium Trust will assume The Bancorp Bank’s custodial and administrative duties under the automatic rollover program. Millennium Trust has provided solutions to accommodate distributions from ongoing, terminated or abandoned defined contribution plans since 2005. Its automatic rollover program is designed to comply with the Safe Harbor regulations promulgated by the Department of Labor pursuant to Section 657(c) of the Economic Growth and Tax Relief Reconciliation Act of 2001.

“As we continue to expand our retirement services business, we welcome the additional Safe Harbor IRA clients to our platform. Our focus remains on helping Americans save for retirement and providing access to investment tools they need to succeed,” said Gary Anetsberger, CEO of Millennium Trust.

About The Bancorp
The Bancorp, Inc. (NASDAQ: TBBK) is dedicated to serving the unique needs of non-bank financial service companies, ranging from entrepreneurial start-ups to those on the Fortune 500. The company’s subsidiary, The Bancorp Bank (Member FDIC, Equal Housing Lender), has been repeatedly recognized in the payments industry as the Top Issuer of Prepaid Cards (US), a Top Merchant Sponsor Bank and a Top ACH Originator. Specialized lending distinctions include National Preferred SBA Lender, a leading provider of securities-backed lines of credit, and one of the few bank-owned commercial vehicle leasing groups in the nation. For more information please visit www.thebancorp.com

About Millennium Trust Company
Millennium Trust Company is a trusted leader in specialized retirement and custody services, empowering clients with unmatched service, access to a wide range of solutions and expertise they can count on. Whether it's the custody of alternative assets, investment accounts or retirement funds, Millennium Trust is uniquely qualified to support our clients' success. Millennium Trust Company performs the duties of a directed custodian, and as such, does not provide due diligence to third parties on prospective investments, platforms, sponsors or service providers, and does not sell investments or provide investment, legal, or tax advice. For more information please visit www.mtrustcompany.com.

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CONTACTS:
The Bancorp
Media Relations
Rachel Weiss, AVP Marketing & Communications Manager
(302) 385-5410
rweiss@thebancorp.com

Investor Relations
Andres Viroslav, Director of Investor Relations
(215) 861-7990
aviroslav@thebancorp.com

Millennium Trust Company
Company Contact
John Ryan, VP, Senior Communications Manager
(630) 472-5986
 jryan@mtrustcompany.com

Media Relations
Kevin Dinino,  KCD PR
(619) 739-4265 (Direct)
Kevin@kcdpr.com